Exhibit (a)(8)

12395 First American Way, Poway, Calif. 92064

NEWS FOR IMMEDIATE RELEASE

Contacts:
Henri Van Parys	Cindy Williams
Corporate Communications Manager	Director - Investor Relations
727.214.1072	727.214.3438
henri.vanparys@FADV.com	cindy.williams@FADV.com

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF

FIRST ADVANTAGE CORPORATION TO RECOMMEND

THE FIRST AMERICAN CORPORATION EXCHANGE OFFER

POWAY, Calif., October 8, 2009—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider (the “Company”), today announced that The First American Corporation (“First American”) has issued a press release announcing its intention to commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of the Company’s Class A common stock (“Class A Shares”) not owned or controlled by First American at an exchange ratio of 0.58 of a First American common share per Class A Share. In response to the First American press release, the Company announced today that the Special Committee of the Board of Directors of the Company (the “Special Committee”) has determined to recommend, on behalf of the Board of Directors of the Company, that the stockholders of the Company accept the Offer and tender their shares pursuant to the Offer when the Offer is commenced by First American.

Morgan Stanley & Co. Incorporated is acting as financial advisor and Dewey & LeBoeuf LLP is acting as legal advisor to the Special Committee.

Notice to stockholders: The Offer described in this communication has not yet commenced and this communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of an appropriate prospectus.

When the Offer is commenced, First American will file an Offer to Exchange and related materials with the Securities and Exchange Commission (“SEC”), and the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Stockholders are urged to read the Offer to Exchange and related materials and the Solicitation/Recommendation Statement and any amendments thereto filed from time to time, because they will contain important information. Stockholders will be able to obtain a free copy of the Offer to Exchange

-more-

First Advantage Corporation Special Committee of the Board of Directors

to Recommend The First American Corporation Exchange Offer

and related materials and the Solicitation/Recommendation Statement at the SEC’s Web site at www.sec.gov when they become available. In addition, the Solicitation/Recommendation Statement, if and when filed, as well as the Company’s other public SEC filings, can be obtained at www.FADV.com. You may also read and copy any reports, statements and other information filed by First American or the Company with the SEC at the SEC public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 800.732.0330 or visit the SEC’s Web site for further information on its public reference room.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and specialty finance markets; business credit information in the transportation industry; lead generation services; motor vehicle record reports; employment background verifications; occupational health services; applicant tracking systems; recruiting solutions; skills and behavioral assessments; business tax consulting services; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software and renters insurance. First Advantage ranks among the top companies in all of its major business lines. First Advantage is headquartered in Poway, Calif., and has offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a FORTUNE 500(R) company that traces its history to 1889. First American is America’s largest provider of business information, supplying businesses and consumers with valuable information products to support the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

Certain statements in this press release are forward-looking statements. These forward-looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Important factors that could cause actual results to differ materially from those contained in the forward-looking statements include the satisfaction of all conditions to the Offer that cannot be waived and the satisfaction or waiver of conditions to the Offer that may be waived. The forward-looking statements speak only as of the date they are made. Except as required by law, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Investors are advised to consult the Company’s filings with the SEC, including its 2008 Annual Report on Form 10-K, 2009 Second Quarter Report on Form 10-Q and any subsequent amendments, for a further discussion of these and other risks.

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